                                  EXHIBIT II

                  MOBILE AMERICA CORPORATION AND SUBSIDIARIES

                 UNAUDITED COMPUTATIONS OF EARNINGS PER SHARE

QUARTERS ENDED JUNE 30, 1995 AND 1994, SIX MONTHS ENDED JUNE 30, 1995 AND 1994

                                             Quarters Ended                Six Months Ended
                                                June 30,                       June 30,
                                          --------------------            ------------------

                                          1995            1994            1995         1994
                                     ------------     ------------    ------------  -----------
Net Income                            $ 1,789,435     $  1,617,481    $ 2,917,962   $ 3,224,339
                                      ===========     ============    ===========   ===========


Common shares outstanding               6,264,040        6,264,040      6,264,040     6,264,040

Effect of weighting treasury
  stock acquired                             -                -               -             -

Common and common equivalent
  shares used in computing earnings
  per share
                                     ------------     ------------    -----------   -----------

                                        6,264,040        6,264,040      6,264,040     6,264,040
                                     ============     ============    ===========   ===========



Earnings per share                   $        .29     $        .26    $       .47   $       .51
                                     ============     ============    ===========   ===========





                                      11